Exhibit (h)(i)(1)

THE SELECT SECTOR SPDR® TRUST

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of June 1, 2015, is by and between SSGA Funds Management, Inc., a Massachusetts corporation (the “Administrator”), and The Select Sector SPDR® Trust, a Massachusetts business trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish, or cause to be furnished, such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing the administrative services described herein for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render, or cause to be rendered, such services. The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

The Trust currently consists of the Funds as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund(s) in writing by the Trust and the Administrator at the time of the addition of such Fund(s). Each such writing shall be considered an amendment to, and become a part of, this Agreement.

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2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any, as applicable:

a.	The Trust’s Amended and Restated Declaration of Trust dated October 23, 1998 (the “Declaration of Trust”) and By-Laws;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts corporation, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

f.	The Administrator has duly adopted written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder to the Trust and the Funds.

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4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a business trust, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company registered with the SEC under the 1940 Act;

e.	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

h.	The Trust is authorized to issue unlimited shares of beneficial interest and the Trustees have authorized the establishment of the series of shares listed on Schedule A; and

i.	Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

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5.	ADMINISTRATION SERVICES

The Administrator shall provide, or cause to be provided, the following services, subject to the control, supervision, authorization and direction of the Board and, in each case where appropriate, the review and comment by the Funds’ independent accountants and outside counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

General Services

a.	Monitor and coordinate the activities of the other service providers of the Funds, including the distributor, investment adviser, custodian, transfer agent, sub-administrator, the Funds’ outside counsel and independent accountants, as well as coordination of the Funds’ compliance efforts and support for the Trust’s chief compliance officer;

b.	Upon request, report to the Board regarding the activities of each of the service providers;

c.	Assist the Funds in preparing for and handling regulatory examinations, inquiries and investigations, including working closely with outside counsel to the Funds and counsel to the trustees who are not “interested persons” of the Funds under the 1940 Act (“Independent Trustees”);

d.	Provide and maintain office facilities for the Funds (which may be in the offices of the Administrator or an affiliate);

e.	Cause to be furnished for the Trust a Secretary and one or more Assistant Secretaries as provided by the Trust’s By-Laws, if so appointed by the Board, who shall perform corporate secretarial services as provided in the By-Laws, including assisting in the coordination of Board meetings and the preparation and distribution of materials and reports for meetings of the Board, the Independent Trustees and committees of the Board;

f.	Provide suitable personnel to serve as officers of the Trust as provided by the Trust’s By-Laws, if so qualified and appointed by the Board;

g.	Except as otherwise provided in this Section 5, monitor and generally assist in all aspects of the Trust’s operations and provide mutually agreed upon reports to the Board and the Trust’s Chief Compliance Officer; provided, however, that nothing contained herein shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the Trust’s affairs;

h.	Provide assistance with investor and public relations matters;

i.	Prepare responses to major industry questionnaires;

j.	Perform agreed-upon shareholder servicing and processing functions not assumed by shareholder servicing agents or any other party;

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k.	Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust’s investment adviser, custodian, outside counsel or independent accountants.

l.	Assist the Trust in the development of additional investment portfolios;

m.	Implement and maintain a disaster recovery program for the Trust’s records, and the business continuity plan for the Trust;

n.	Supervise, negotiate contractual arrangements with (to the extent appropriate) and monitor the performance of, third party accounting agents, custodians, depositories, transfer agent, pricing agents, independent accountants, attorneys, printers, insurers, shareholder servicing and processing agents, banks (for lines of credit) and other persons in any capacity deemed to be necessary or desirable to Trust or Fund operations;

o.	To the extent relevant to the Trust, perform the Trust’s policies and procedures with respect to market timing, anti-money laundering, customer identification, privacy, sales load breakpoints and redemption fees, to the extent these policies and procedures have been adopted and have not been delegated to another service provider of the Trust;

p.	Otherwise assist the Trust as it may reasonably request in the conduct of each Fund’s business.

Without limiting the generality of the foregoing, the Administration Services will also include the following duties:

Fund Administration Treasury Services

q.	Monitor and coordinate all aspects of the Funds’ accounting functions, including, without limitation, as applicable to the operations of the Funds, internal controls over financial reporting, income and expense accruals, accounts receivable and payable, portfolio valuation (including reviewing and reporting on asset valuations), securities lending, interfund lending, Rule 12b-1 and certain servicing payments;

r.	Prepare, in cooperation with and subject to review by the Funds’ investment adviser and Fund Counsel where applicable, all necessary financial information that will be included in the Funds’ semi-annual and annual shareholder reports, Form N-CSR, Form N-Q and other of the Funds’ regulatory filings and quarterly reports to the Trust’s Board (as mutually agreed upon by the Board, Counsel to the Independent Trustees, the Fund Counsel or the Funds’ investment adviser, as appropriate), including tax footnote disclosures where applicable;

s.	Coordinate and, subject to the authority of the Trust’s Audit Committee, direct the audit of the Funds’ financial statements, including (subject to the review and approval of the Trust’s Audit Committee) the negotiation of engagement letters, preparation of supporting workpapers and other schedules, and (2) make such reports and recommendations to the Board or its Audit Committee concerning the performance of the Funds’ independent accountants as the Board or the Audit Committee may reasonably request;

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t.	Prepare, in cooperation with and subject to review by the Funds’ investment adviser and Fund Counsel where applicable, the Funds’ periodic financial reports required to be filed with the SEC on Forms N-SAR, N-CSR, and Form N-Q and financial and other information required by Form N-1A and periodic updates thereto, proxy statements and such other reports, forms or filings as set forth herein and as may be mutually agreed upon;

u.	Prepare for review by an officer of the Trust, the Funds’ annual expense budgets, perform accrual analyses and rollforward calculations and recommend changes to Fund expense accruals on a periodic basis, review calculations, submit for approval by officers of the Trust and arrange for payment of the Funds’ expenses, review calculations of fees paid to the Funds’ investment adviser, custodian, fund accountant, distributor, and transfer agent, and obtain authorization of accrual changes and expense payments;

v.	Provide periodic post trade testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Fund contained in the Registration Statement for the Funds, including quarterly compliance reporting to the Trust’s officers as well as preparation of Board compliance materials;

w.	Provide total return performance data for each Fund, including such information on an after-tax basis, calculated in accordance with all applicable securities laws and regulatory requirements, and as may be reasonably requested by the Trust’s management;

x.	Prepare and disseminate information related to reviews of the Funds’ service providers, vendor surveys and other related information as reasonably requested;

y.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment to the SEC by the Funds;

z.	Periodically review the Funds’ internal controls over financial reporting, and conduct periodic meetings of the Trust’s Disclosure Controls and Procedures Committee, including the representation of the Administrator in such meetings;

aa.	Maintain certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act and as may be mutually agreed upon;

bb.	Consult with the Trust’s officers, fund accountant, independent accountants and, when necessary or appropriate, Fund Counsel, the custodian, investment adviser and transfer agent in establishing the accounting policies of the Funds;

cc.	Assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consult with each Fund’s independent accountants, Fund Counsel and each Fund’s other agents as necessary in connection therewith;

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dd.	Oversee the determination and publication of the Funds’ net asset values in accordance with the Funds’ policy as adopted from time to time by the Board;

ee.	Provide, or through the Funds’ other service providers coordinate the provision of, accounting, tax and related technical support to the Funds, including the review and presentation to the Board for approval of securities valuation methods and sources and reporting on the services provided by the Funds’ custodian’s portfolio accounting group;

Fund Administration Legal Services

ff.	Prepare and distribute the agenda and background materials for all Board meetings and the meetings of the Board’s committees, attend and make presentations at Board and Board committee meetings where appropriate or requested, prepare minutes for all Board and Board committee meetings; facilitate communications with, and the activities of, the Trust’s Independent Trustees and their counsel; facilitate meetings of the Trust’s independent chairman; monitor and coordinate the follow-up on matters raised at any Board, Board committee and chairman’s meetings; and attend shareholder meetings and prepare minutes of all such meetings;

gg.	Refer to the Trust’s officers or transfer agent, and, as appropriate the Board, any shareholder inquiries relating to the Funds to the extent that the Administrator is the first party to become aware of such inquiries.

hh.	Coordinate and oversee the vendors providing state securities (“blue sky”) registration and maintenance and, in connection therewith, perform the services detailed in Schedule B hereto;

ii.	Compile and maintain the Trust’s Trustees’ and Officers’ Questionnaires;

jj.	In cooperation with the Trust’s Chief Compliance Officer and investment adviser, prepare and file with the SEC: Form N-CSR; Form N-Q; Form N-PX; and Form N-1A, including all necessary amendments, updates and sticker supplements of the prospectus and statement of additional information for each Fund as well as certain of the Funds’ other communications with the SEC regarding the Funds’ regulatory filings;

kk.	In cooperation with and subject to review by the Trust’s investment adviser and Fund Counsel, prepare any necessary proxy statements, file such statements with the SEC and provide consultation on proxy solicitation matters;

ll.	Assist the Trust in all other required filings of the Funds made with the SEC (such as exemptive applications and no-action letter requests) or any other regulatory entities, including state corporation reports and private letter ruling requests with the IRS;

mm.	Maintain general Board calendars and regulatory filings calendars;

nn.	Maintain copies of the Trust’s Declaration of Trust and By-Laws.

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oo.	Act as liaison to Fund Counsel and counsel to the Independent Trustees;

pp.	In cooperation with and subject to review by the Trust’s Chief Compliance Officer and investment adviser, assist in developing and periodically reviewing the Funds’ 1940 Act Rule 38a-1 Compliance Policies and Procedures Manual;

qq.	Maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds, update the Board, Trust officers and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

rr.	Coordinate the Trust’s insurance coverage, including facilitating the solicitation of bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

ss.	Coordinate the quarterly and annual compliance reporting of the Administrator for review by the Trust’s Chief Compliance Officer;

tt.	Participate and assist in the preparation and filing of responses to inspections or examinations, where applicable, by the SEC and other regulatory authorities;

uu.	Coordinate the printing of the prospectus and shareholder financial reports;

vv.	Coordinate legal guidance on alternative distribution structures for the Funds’ shares;

ww.	Review all contracts concerning the acquisition of other investment companies or the liquidation of a Fund; draft, negotiate and file various documentation required in connection therewith; provide guidance on the manner such transactions should be structured to comply with applicable law; and obtain at the Trust’s expense legal opinions and regulatory authority rulings necessary for such transactions to comply with applicable law;

xx.	Prepare and file, or oversee the preparation and filing of, any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare reports to the Board regarding such matters;

yy.	Prepare or oversee the preparation of all press releases and notices to the national securities exchange on which the Funds’ shares are listed.

THE SELECT SECTOR SPDR® TRUST

Fund Administration Tax Services

zz.	Compute tax basis provisions for both excise and income tax purposes;

aaa.	Prepare initial federal, state and local income tax returns for the Funds and direct, assist and coordinate the review of the Funds’ federal, state, and local income tax returns and any required extension requests by the Funds’ independent accountants, as paid tax preparers, and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Forms 1099;

bbb.	Coordinate Form 1099 mailings;

ccc.	Review and approve periodic income distribution calculations, including estimates, and annual minimum distribution calculations (income and capital gain) prior to their declaration; and

ddd.	Provide consultation, as needed or requested, to the Trust’s officers and the adviser supporting tax elections and policies of the Funds.

The Administrator shall perform such other services for the Funds for which the Trust will pay such fees, including the Administrator’s reasonable out-of-pocket expenses, as may be mutually agreed upon by the Board and Administrator from time to time. The provision of such services shall be subject to the terms and conditions of this Agreement.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator or another party. Expenses to be borne by the Trust include, but are not limited to: organizational expenses; cost of services of independent accountants and Fund Counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees,

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commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees of Independent Trustees and expenses of Board members; the salary and expenses of any officer or Trustee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statement and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Funds’ net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 1, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless such loss or damage arises directly from, and then only to the extent of, the gross negligence or willful misconduct of the Administrator, or any subcontractor engaged by the Administrator to provide services hereunder, and their respective officers and employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, except as otherwise agreed to in writing by the parties hereto, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to

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its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on May 31, 2016 shall be the date of this Agreement through May 31, 2016 calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, or any subcontractor engaged by the Administrator to provide services hereunder, or to their respective officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 17 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 17 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required

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by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of five (5) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

The Agreement shall commence on June 1, 2015 and shall continue for an initial term until May 31, 2016 (the “Initial Term”), and thereafter shall automatically continue for successive one year periods (each a “Renewal Term”); provided however, that at any time during the Initial Term or any Renewal Term either party may terminate the Agreement on sixty (60) days’ prior written notice to the other party. Termination of this Agreement with respect to any Fund shall in no way affect the continued validity of this Agreement with respect to the Trust or any other Fund. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Administrator its compensation due for services rendered prior to the termination date, and shall reimburse Administrator for its costs, expenses and disbursements with respect to services rendered prior to the termination date. Upon termination of this Agreement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein.

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13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Trust:

            The Select Sector SPDR® Trust

            One Lincoln Street

            Boston, MA 02111

            Attn: Ellen Needham, President

            Facsimile: 617-664-4011

If to the Administrator:

            SSGA Funds Management, Inc.

            One Lincoln Street

            Boston, MA 02111

            Attn: Ann Carpenter, Chief Operating Officer

            Facsimile: 617-664-4011

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to an affiliate that is the successor to all or a substantial portion of its business.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

a.

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, Trustees and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a)

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social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

b.	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 17 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund(s) and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator or any of its Affiliates and the Trust and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

c.	Subject to paragraph (d) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust and the Administrator otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund. The Trust agrees that Administrator and /or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose, except to the Board for purposes of Section 15(c) of the 1940 Act, the amount of such economic benefit and profit to the Administrator or the Trust/Fund.

d.	Except as expressly contemplated by this Agreement, nothing in this Section 17 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 17 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

THE SELECT SECTOR SPDR® TRUST

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on two counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

THE SELECT SECTOR SPDR® TRUST

24.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

The Declaration of Trust, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The Select Sector SPDR® Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THE SELECT SECTOR SPDR® TRUST

By:
Name:	Chad Hallett
Title:	Treasurer

SSGA FUNDS MANAGEMENT, INC.

By:
Name:	Ellen Needham
Title:	President

Administration Agreement

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Fund	Authorized Shares
The Consumer Discretionary Select Sector SPDR® Fund (XLY)	Unlimited
The Consumer Staples Select Sector SPDR® Fund (XLP)	Unlimited
The Energy Select Sector SPDR® Fund (XLE)	Unlimited
The Financial Select Sector SPDR® Fund (XLF)	Unlimited
The Health Care Select Sector SPDR® Fund (XLV)	Unlimited
The Industrial Select Sector SPDR® Fund (XLI)	Unlimited
The Materials Select Sector SPDR® Fund (XLB)	Unlimited
The Technology Select Sector SPDR® Fund (XLK)	Unlimited
The Utilities Select Sector SPDR® Fund (XLU)	Unlimited

B-1

THE SELECT SECTOR SPDR® TRUST

ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Trust, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Trust.

The Trust shall be solely responsible for the determination of (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Trust or its legal counsel.

If the Trust has elected to deliver Fund share sales information to the Administrator via broker-dealer feeds, the Administrator’s processing of any such feeds is subject to the supervision and approval of the Trust and the following shall apply.

1.	Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Trust. The Administrator will assume all sales from such feeds are Blue Sky reportable.

THE SELECT SECTOR SPDR® TRUST

2.	The Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Trust in writing.

3.	The originating entity, and not the Administrator, is responsible for the accuracy of all broker-dealer feed information. Without limiting the generality of the foregoing, the Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Trust’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) errors or omissions in sales data. The Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Administrator.

4.	The Trust will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Trust’s transfer agent as appropriate. The Trust acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                      that THE SELECT SECTOR SPDR TRUST (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                     , makes, constitutes, and appoints SSGA FUNDS MANAGEMENT, INC. (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which the Funds’ shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Funds’ applications including without limitation, applications to provide notice for the Funds’ shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Funds’ shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

THE SELECT SECTOR SPDR® TRUST

By:
Name:
Title:

Subscribed and sworn to before me this day of 20

Notary Public
State of

In and for the County of
My Commission expires

Exh-1